Telestone Technologies Corporation Ltd. Announces Third Quarter and Nine Months Ended September 30, 2008 Results

Published: November 14, 2008

BEIJING, Nov. 13 /Xinhua-PRNewswire-FirstCall/ -- Telestone Technologies Corporation Ltd. ("Telestone") (Nasdaq: TSTC), a leading developer and provider of wireless communication coverage solutions based in the People's Republic of China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2008.
Nine months ended September 30, 2008 Highlights:

--	Revenue of $20.9 million, flat compared to that of 2007.
--	Net income for the period up 0.6% from 2007, to $3.7 million.
--	Gross margins of 50.4%, almost same when compared to the 51.5% in 2007.
--	Gross profit of $10.5 million, a bit decrease of 2.2% from $10.8 million in 2007.

Third Quarter Highlights:

--	Revenue for the quarter of $8.4 million, a bit decrease of 9.6% from $9.3 million in 2007.
--	Net income decreased to US $1.1 million, down 39.9% from the same quarter in 2007.
--	Gross margins of 46.9%, close to 50.0% of 2007.
--	Gross profit of $3.9 million, down 15.13% compared to $4.6 million in 2007.

"During the second and third quarter, China Unicom, China Telecom and China Netcom postponed their network expenditures due to Chinese government's announcement of the restructuring plan for Chinese telecommunication operators. What is more, because of the Beijing Olympic Games holding in Beijing, all the projects in Beijing, Shanghai, Tianjin and Qingdao were all ceased for more than two months during the third quarter. These two events affected us negatively, especially in the third quarter," stated by Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone, "However, for nine months ended September 30, 2008, our revenue and net income are flat when compared to that of 2007. And with the consideration of the restructuring under way and the promotion plan for Telestone's new products, we believe that our revenues and profits in the year 2008 will continue to improve and eventually eclipse fiscal year 2007's revenue."

Third Quarter Financial Results

Revenue

There is a slight downward of quarterly revenue of $8.4 million, 9.6% decline compared to $9.3 million in Q3 2007. This is largely due to the postponed network expenditures of China Unicom, China Telecom and China Netcom, which were severely affected during the quarter by the China Telecom Restructuring Plan. The decreased quarterly revenue is also because the Beijing Olympic Games was held in Beijing, Shanghai, Tianjin and Qingdao. In this connection, the projects in theses four cities were all ceased for more than two months during the third quarter. Usually, these cities contributed a lot to our revenues. However, we believe that, with the expected completion of the Restructuring and launch of the 3G wireless network, Chinese carriers' total capital investment in year 2008 will continue to increase over that of 2007.

Gross profit and gross margin

Gross profit decreased by 15.1% to US $3.9 million from US $4.6 million in Q3 2007. Our gross profit decrease during the reporting period is attributable to the same factors as the decrease in revenue. Gross margin for Q3 2008 was 46.9% compared to 50.0% in the third quarter of 2007.

Net income

Net income for the third quarter decreased to US $1.1 million compared to last year, from US $1.9 million in the third quarter of 2007. The net income decrease is mainly due to the decrease in revenue and increased interest expenses., The interest expenses went up with the increasing loan. The loan was borrowed in the late September of 2007. Therefore, the interest expense is much more in the third quarter of 2008 than that of the same period 2007.

Recent Operational Highlights:

--
On September 12, 2008, Telestone announced that it had launched a new generation wireless distribution system WFDS-TM, which is the Customer Premises Network and able to support all of the telecom networks. With the development of our WFDS-TM technology, we believe that WFDS-TM will be largely used in the wireless public mobile network establishment and it will play a very important role in the establishment of wireless network access, which will bring huge benefits to Telestone.

--
On September 26, 2008, Telestone got good news from its branches in Shanxi and Inner Mongolia that they won bids of indoor coverage system in China Unicom Shanxi Branch and indoor distribution system integration program in China Telecom Inner Mongolia Branch separately. Winning this bid not only can evident of Telestone's leading position in indoor distribution system integration program, but also will help a lot for Telestone to win during the second and third periods of this program.

--
On September 26, 2008, Telestone announced its winning bids results from Vietnamese and Indonesian Operators. These winning bids enhance the collaboration between Telestone and International operators, which will help Telestone to get more profits in these markets.

Business Outlook

As we mentioned in early July, despite the anticipation of Telestone's domestic business being impacted by the Beijing Olympic Games to be held in August, in light of the Restructuring currently under way and the promotion plan for Telestone's new products, the Company believes that its 2008 full year revenues and net income will grow by at least 20% compared with that of 2007. With the Restructuring expected to be completed in 2009, Chinese telecom operators are expected to increase their capital expenditures in indoor coverage networks and the Company therefore anticipates 2009 revenue increasing around 100% from that of 2008.

Conference Call

The Company's management team will conduct a conference call on November 14, 2008 at 5:00 am (Pacific)/8:00 am (Eastern)/9:00 pm (Beijing/Hong Kong).

U.S. Participants:	+1-800-860-2442
International Participants:	+1-412-858-4600
Passcode for all:	Telestone

A live audio webcast of the conference call will also be available through our new corporate website, please visit: http://www.visualwebcaster.com/event.asp?id=53224&regd=n .

The audio replay of the conference call will be available for one year following the announcement at the above link.

A replay will be available after the end of the call until November 21st.
All participants please dial:

U.S. Participants:	+1-877-344-7529 (toll free)
International Participants:	+1-412-317-0088
Passcode:	425249

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit http://www.telestone.com .,

Safe Harbor Statement Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements .

Telestone Technologies Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income,
For the 9 months ended September 30, 2008 and 2007
(Dollars in thousands except share data and per share amounts)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	US$'000	US$'000	US$'000	US$'000
Operating revenues
Sales of equipments	5,797	7,344	12,112	15,055
Service income	2,610	1,956	8,832	5,898
Total operating revenues	8,407	9,300	20,944	20,953
Cost of operating revenues
Cost of net sales	(3,586)	(3,928)	(7,116)	(8,082)
Cost of service	(879)	(727)	(3,281)	(2,088)
Total cost of operating revenues	(4,465)	(4,655)	(10,397)	(10,170)
Gross income	3,942	4,645	10,547	10,783
Operating expenses
Sales and marketing	1,430	1,462	4,028	3,447
General and administrative	571	713	1,824	1,893
Research and development	208	165	461	662
Depreciation and amortization	76	61	237	217
Total operating expenses	2,285	2,401	6,550	6,219
Operating income	1,657	2,244	3,997	4,564
Interest expense	(112)	(12)	(255)	(64)
Other (expenses) income, net	(28)	5	915	17
Income before income taxes	1,517	2,237	4,657	4,517
Income taxes	(395)	(369)	(917)	(800)
Net income	1,122	1,868	3,740	3,717
Other comprehensive income
Foreign currency translation adjustment	26	34	1,515	63
Comprehensive income	1,148	1,902	5,255	3,780
Earnings per share:
Weighted average number of
Common stock outstanding
Basic	10,404,550	9,604,550	10,404,550	9,479,489
Dilutive effect of warrants	19,860	108,506	58,712	102,735
Diluted	10,424,410	9,713,056	10,463,262	9,582,224
Net income per share of common stock
Basic and diluted (US$)	0.11	0.19	0.36	0.39

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets
As of September 30, 2008 and December 31, 2007
(Dollars in thousands except share data and per share amounts)
	(Unaudited)
	As of	As of
	September 30,	December 31,
	2008	2007
ASSETS	US$'000	US$'000

Current assets:
Cash and cash equivalents	6,327	5,473
Accounts receivable, net of allowance	54,870	45,013
Due from related parties	1,818	1,792
Inventories	7,519	8,023
Prepayment	1,544	1,169
Other current assets	2,127	1,332

Total current assets	74,205	62,802

Goodwill	3,119	3,119
Property, plant and equipment, net
Property, plant and equipment, net,	1,006	1,170

	4,125	4,289

Total assets	78,330	67,091

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long term loan from related parties	32	28
Short-term bank loans	2,856	2,051
Accounts payable - Trade	9,612	7,614
Customer deposits for sales of equipment	211	262
Due to related parties	1,839	2,318
Taxes payable	4,888	4,741
Accrued expenses and other accrued liabilities	10,809	7,221

Total current liabilities	30,247	24,235

Non-current liabilities:
Long term loan from related parties	2	30

	30,249	24,265

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	--	--
Common stock and paid-in-capital, US$0.001 par value: Authorized - 100,000,000 shares as of September 30, 2008 and December 31, 2007	--	--
Issued and outstanding - 10,404,550 shares as of September 30, 2008 and December 31, 2007	11	11
Additional paid-in capital	18,989	18,989
Dedicated reserves	3,481	3,199
Other comprehensive income	4,532	3,017
Retained earnings	21,068	17,610

Total stockholders' equity	48,081	42,826

Total liabilities and stockholders' equity	78,330	67,091

Telestone Technologies Corporation

Condensed Consolidated Statements of Changes in Stockholders' Equity
For the 9 months ended September 30, 2008
(Dollars in thousands except share data and per share amounts)

	Common stock issued
			Additional
	Number		paid-in	Dedicated
	of shares	Amount	capital	reserves
		US$'000	US$'000	US$'000

Balance at January 1, 2007	8,935,106	9	8,475	2,619
Issuance of stock (net of expenses)	1,469,444	2	10,514	--
Net income	--	--	--	--
Foreign currency translation adjustment	--	--	--	--
Transfer to dedicated reserves	--	--	--	580

Balance at December 31, 2007	10,404,550	11	18,989	3,199
Net income	--	--	--	--
Foreign currency translation adjustment	--	--	--	--
Transfer to dedicated reserves	--	--	--	282

Balance at September 30, 2008, (unaudited)	10,404,550	11	18,989	3,481

(Cont.)

	Other
	comprehensive	Retained
	income	earnings	Total
	US$'000	US$'000	US$'000

Balance at January 1, 2007	1,015	12,152	24,270
Issuance of stock (net of expenses)	--	--	10,516
Net income	--	6,038	6,038
Foreign currency translation adjustment	2,002	--	2,002
Transfer to dedicated reserves	--	(580)	--

Balance at December 31, 2007	3,017	17,610	42,826
Net income	--	3,740	3,740
Foreign currency translation adjustment	1,515	--	1,515
Transfer to dedicated reserves	--	(282)	--

Balance at September 30, 2008, (unaudited)	4,532	21,068	48,081

Telestone Technologies Corporation

Condensed Consolidated Statements of Changes in Stockholders' Equity
For the 9 months ended September 30, 2008
(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	Nine months ended
	September 30,
	2008	2007
	US$'000	US$'000
Cash flows from operating activities
Net income	3,740	3,717
Adjustments to reconcile net income to net cash used in operating activities:
(Gain) Loss on disposal of property, plant and equipment	(15)	5
Depreciation and amortization	237	217
Provision for doubtful accounts	337	3,629

Changes in assets and liabilities:
Accounts receivable	(8,349)	(10,341)
Due from related parties	55	(419)
Inventories	881	(81)
Prepayment	(330)	(439)
Other current assets	(751)	21
Accounts payable	1,693	(1,571)
Customer deposits for sales of equipment	(64)	207
Due to related parties	(595)	(12)
Taxes payable	(66)	1,845
Accrued expenses and other accrued liabilities	3,335	(1,481)

Net cash generated from (used in) operating activities	108	(4,703)

Cash flows from investing activities
Purchase of property, plant and equipment	(32)	(246)
Proceeds from disposal of property, plant and equipment	49	31
Acquisition of a subsidiary, net of cash disbursed	--	(186)

Net cash generated from (used in) investing activities	17	(401)

Cash flows from financing activities
Repayment of short-term bank loans	(2,142)	--
Proceeds from issuance of shares (net of expenses)	--	5,454
Repayment of long-term loan from related parties	(27)	631
Proceeds from new short-term bank loans raised	2,856	(8)

Net cash generated from financing	687	6,077

Net increase in cash and cash equivalents	812	973

Cash and cash equivalents, beginning of the period	5,473	3,380

Effect on exchange rate changes	42	63

Cash and cash equivalents, end of the period	6,327	4,416

Supplemental disclosure of cash flows information
Interest received	23	21
Interest paid	187	64
Tax paid	54	--

Non-cash investing activity
Acquisition of a subsidiary	--	5,062

For further information contact:

Telestone Technologies Corporation Ltd.
Fang Cui
Tel: +86-10-8367-0088 x1202
Email: cuifang@telestone.com

Nick Li
Secretary of the Board
Tel: +86-10-8367-0088 x1002
Email: nickl@telestone.com

SOURCE Telestone Technologies Corporation Ltd.